Exhibit 10.1

Performance Criteria for Awards Under the Company’s Annual Cash Bonus Plan for

Designated Corporate Officers and the Executive Incentive Bonus Plan

SUPERVALU INC. (the “Company”) maintains an Annual Cash Bonus Plan for Designated Corporate Officers (the “Annual Cash Bonus Plan”) and an Executive Incentive Bonus Plan. The Annual Cash Bonus Plan has been filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for its fiscal year ended February 24, 2001, and the Executive Incentive Bonus Plan has been filed as Exhibit (10)(c) to the Company’s Annual Report on Form 10-K for its fiscal year ended February 22, 1997.

Pursuant to these plans, performance goals are established annually and bonuses are paid to the Company’s key executives, including its executive officers. Annually, the Executive Personnel and Compensation Committee of the Board of Directors (the “Committee”) assigns target bonus levels to each executive, which for executive officers range from 25% of annual base salary to 100% of annual base salary for the Chief Executive Officer. Bonus payments for executive officers are determined based on net profit growth targets for the Company that are established by the Committee each year and, revenue growth in excess of inflation.